Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We hereby consent to the use in this Post-Effective Amendment No. 1 to the Registration Statement on Form S-1 (file # 333-262003) of The Greenrose Holding Company Inc. (the Company) of our report dated April 15, 2022, relating to the consolidated financial statements of The Greenrose Holding Company Inc. as of December 31, 2021 (Successor), and Theraplant, LLC as of December 31, 2020 (Predecessor) and the related consolidated statements of operations, stockholders’ equity, and cash flows for the period November 27, 2021 through December 31 2021 (Successor), the period January 1, 2021 through November 26, 2021 (Predecessor) and the year ended December 31, 2020 (Predecessor), which is contained in that Form S-1.

We also consent to the reference to us under the caption “Experts” in such Registration Statement.

/s/ Macias Gini & O’Connell LLP

Long Island, New York

June 10, 2022